Exhibit 99.1

Mesa Labs Reports 18% Increase in Third Quarter Revenues

Lakewood, Colorado, February 5, 2013 — Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported an 18 percent increase in revenues for the third quarter ended December 31, 2012.

Highlights:

•                  Revenues for the third quarter increased 18 percent to $11,361,000 as compared to the same quarter last year

•                  Revenues for the nine months ended December 31, 2012 increased 17 percent to $33,627,000 as compared to the same period last year

•                  Net income for the nine months ended December 31, 2012 increased three percent to $5,891,000 as compared to the same period last year

•                  Non-GAAP adjusted net income for the nine months ended December 31, 2012 increased 11 percent to $7,144,000(1)as compared to the same period last year

Revenues for the third quarter increased 18 percent to $11,361,000 as compared to $9,650,000 for the same quarter last year.  Net income for the third quarter decreased   22 percent to $1,543,000 or $0.44 per diluted share of common stock as compared to $1,987,000 or $0.57 per diluted share of common stock for the same quarter last year.  Net income for the third quarter was impacted by $526,000, before tax, of Chief Financial Officer transition costs, which are one-time in nature.

Revenues for the nine months ended December 31, 2012 increased 17 percent to $33,627,000 as compared to $28,648,000 for the same period last year.  Net income for the nine months ended December 31, 2012 increased three percent to $5,891,000 or $1.67 per diluted share of common stock as compared to $5,720,000 or $1.66 per diluted share of common stock for the same period last year.

On a non-GAAP basis (which excludes acquisition related intangible amortization, net of tax effects), adjusted net income for the third quarter decreased 11 percent to $1,974,000 or $0.56 per diluted share of common stock as compared to $2,217,000 or $0.63 per diluted share of common stock for the same quarter last year.  Adjusted net income for the third quarter was impacted by $526,000, before tax, of Chief Financial Officer transition costs, which are one-time in nature.  Adjusted net income for the nine months ended December 31, 2012 increased 11 percent to $7,144,000 or $2.03 per diluted share of common stock as compared to $6,427,000 or $1.86 per diluted share of common stock for the same period last year.

“This was a challenging quarter for Mesa,” said John J. Sullivan, President and Chief Executive Officer.  “While we experienced excellent revenue growth of 18% over this quarter last year, the growth was largely due to the acquisition of the Bios product line in May of 2012.  Excluding these Bios sales, our traditional businesses were up only one percent over this quarter last year.  Continuing growth of our consumable biological indicators business was offset by weakness in our capital equipment product lines, which was due to a tough economic environment for these products.  Certainly, we benefited this quarter from having a diverse suite of products to offer our customers.”

“While our gross margins held up very well this quarter and were unchanged from a year ago, non-recurring operational expenses negatively impacted our profitability and our net income decreased 22%.” continued John Sullivan.  “The largest of these non-recurring expenses were those associated with the transition of our Chief Financial Officer position, which totaled $526,000, before tax, this quarter.  All of the costs associated with this transition were expensed in the current quarter, as required, even though some are non-cash, while others will be paid over a 12-month period.  Excluding the costs of our Chief Financial Officer transition, our non-GAAP adjusted net income would have risen by 4% in the third quarter.”

Revenues related to our Instruments division for the third quarter and nine months ended December 31, 2012 increased 26 percent and 28 percent, respectively, as compared to the same periods last year.  The increase in revenues was primarily due to the Bios acquisition.

Revenues related to our Biological Indicators division for the third quarter and nine months ended December 31, 2012 increased nine percent and seven percent, respectively, as compared to the same periods last year.  The increase in revenues was due to organic growth.

(1) The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Statements of Income
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
Revenues	$11,361	$9,650	$33,627	$28,648
Cost of revenues	4,414	3,765	12,976	11,601
Gross profit	6,947	5,885	20,651	17,047
Operating expenses	4,483	2,723	11,478	7,906
Operating income	2,464	3,162	9,173	9,141
Other expense	38	31	109	130
Earnings before income taxes	2,426	3,131	9,064	9,011
Income taxes	883	1,144	3,173	3,291
Net income	$1,543	$1,987	$5,891	$5,720

Net income per share (basic)	$0.46	$0.60	$1.76	$1.74
Net income per share (diluted)	0.44	0.57	1.67	1.66

Weighted average common shares outstanding:
Basic	3,360	3,286	3,349	3,280
Diluted	3,542	3,498	3,527	3,454

Balance Sheets

(Amounts in thousands)	December 31, 2012	March 31, 2012
	(Unaudited)
Cash and cash equivalents	$2,722	$7,191
Other current assets	13,836	11,970
Total current assets	16,558	19,161
Property, plant and equipment, net	7,328	7,266
Other assets	39,731	24,269
Total assets	$63,617	$50,696

Liabilities	$13,518	$6,781
Stockholders’ equity	50,099	43,915
Total liabilities and stockholders’ equity	$63,617	$50,696

Reconciliation of Non-GAAP Measures

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
Net income	$1,543	$1,987	$5,891	$5,720
Intangible amortization, net of taxes	431	230	1,253	707
Adjusted net income	$1,974	$2,217	$7,144	$6,427

Net income per share (basic)	$0.59	$0.67	$2.13	$1.96
Net income per share (diluted)	0.56	0.63	2.03	1.86

Weighted average common shares outstanding:
Basic	3,360	3,286	3,349	3,280
Diluted	3,542	3,498	3,527	3,454

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management’s internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins.  We are organized into two divisions across four physical locations.  Our Instruments division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries.  Our Biological Indicators division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries

Forward Looking Statements

This press release may contain information that constitutes “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2012, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000